CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Completes its Third Quarter Acquisitions by Purchasing Four Properties

New York, New York, October 1, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced that, on September 28, 2012, it closed on the acquisition of three CVS pharmacies located in Georgia (Alpharetta and Vidalia) and Nashville, Tennessee and an Iron Mountain information storage warehouse located in Columbus, Ohio, for an aggregate purchase price of $9.5 million, exclusive of customary closing costs. The weighted average capitalization rate for these acquisitions is 9.73% (calculated by dividing annualized rental income on a straight-line basis by base purchase price). The properties had a weighted average remaining lease term of 5.0 years at acquisition. The acquisitions were mainly funded by a draw from the Company’s revolving credit facility.

The three CVS pharmacies contain an aggregate of 31,620 rentable square feet and are leased to wholly owned subsidiaries of CVS Caremark Corporation (NYSE: CVS), which carries an investment grade credit rating, as determined by major credit rating agencies. The Iron Mountain information storage warehouse contains 126,664 rentable square feet and is leased to a wholly owned subsidiary of Iron Mountain Incorporated (NYSE: IRM), which carries an investment grade credit rating as determined by a major credit rating agency. Iron Mountain Incorporated is a world leader in information management services, assisting more than 156,000 organizations in 35 countries on five continents with storing, protecting and managing their information.

These properties complete ARCP’s acquisitions for the third quarter ended September 30, 2012, in which ARCP acquired six properties for an aggregate contract purchase price of $25.7 million, exclusive of closing costs. The third quarter acquisitions increased the portfolio’s size, at cost, to $235.7 million, comprised of 124 properties.

“We are very pleased to add these properties to our portfolio, finalizing our third quarter acquisitions which were highlighted by the additions of new tenants including Mrs. Baird’s, Reckitt-Benckiser and Iron Mountain,” commented Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. “Our third quarter acquisitions further enhanced our portfolio’s tenant mix and geographic diversification. We continue to take advantage of the buying opportunities in the current market, making accretive purchases which are in line with our investment strategy.”

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.